Exhibit 5.1

[Letterhead of Baker Botts L.L.P.]

February 10, 2006

K-Sea Transportation Partners L.P.
3245 Richmond Terrace
Staten Island, New York 10303

Ladies and Gentlemen:

        We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (Registration Statement No. 333-127957) (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), regarding the offer and sale of up to 625,000 common units representing limited partner interests in the Partnership (the "Common Units") by certain unitholders of the Partnership from time to time pursuant to Rule 415 under the Securities Act.

        In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") and the Certificate of Limited Partnership of the Partnership, each as amended to date, (b) partnership and limited liability company records of the Partnership, its general partner and the general partner of the general partner, (c) certificates of public officials and of representatives of the Partnership, (d) a specimen of the certificates representing the Common Units and (e) the Registration Statement and the prospectus contained therein (the "Prospectus"); and (ii) the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") and such other statutes and instruments as we have deemed necessary or appropriate for purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents. We have also assumed, without independent verification, that the certificates for the Common Units conform to the specimens thereof examined by us and have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

        Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units have been validly issued and fully paid (to the extent required by the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the DRULPA and otherwise by matters described in the Prospectus under the caption "Description of the Common Units—Limited Liability").

        This opinion is limited in all respects to the DRULPA and the federal laws of the United States of America, each as in effect on the date hereof.

        We hereby consent to the statements with respect to us under the heading "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under the provisions of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.